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Exhibit 99.2

APPROVED SECTION OF THE INHALE THERAPEUTIC SYSTEMS, INC.
2000 NON-OFFICER EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT(1)
(NONSTATUTORY STOCK OPTION)

    Pursuant to the Nonstatutory Stock Option Notice ("Option Notice") and this Stock Option Agreement, Inhale Therapeutic Systems, Inc. (the "Company") has granted you an option under the Approved Section of its 2000 Non-Officer Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in the Option Notice at the exercise price indicated in the Option Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

(1)
In the event of any conflict, the rules of the Plan and Schedule 9 of the Income and Corporation Taxes Act 1988 shall take precedence over the terms of this document. Any references to taxation consequenses are for guidence only.

    The details of your options are as follows:

  1.
  VESTING. Subject to the limitations contained herein, your option will vest as provided in the Option Notice, provided that vesting will cease upon the termination of your Continuous Service.

  2.
  NUMBER OF SHARES AND EXERCISE PRICE. The number of shares subject to your option and your exercise price per share referenced in the Option Notice may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

  3.
  METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check;

  4.
  SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

  5.
  TERM. The term of your option commences on the Grant Date and expires upon the earliest of the following:

  (a)
  three (3) months after the termination of your Continuous Service for any reason other than death of Disability, provided that if during any part of such three (3)-month period the option is not exercisable solely because of the condition set forth in paragraph 5, the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service:

  (b)
  twelve (12) months after the termination of your Continuous Service due to Disability;

  (c)
  twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

  (d)
  the Expiration Date indicated in the Option Notice; or

  (e)
  the day before the tenth (10th) anniversary of the Grant Date.

  6.
  EXERCISE.

  (a)
  You may exercise the vested portion of your option (and the unvested portion of your option if approved by the Board) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

  (b)
  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement to ensure that the Company or any Affiliate is put in sufficient funds, or reimbursed, to enable it to discharge any liability it may have to make a payment to the appropriate authority in respect of any liability which may arise to you respect of tax, duties and social security contributions on the exercise of your option.

  7.
  TRANSERABILITY. You option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

  8.
  OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in you option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Consultant for the Company or an Affiliate. Your option is a matter entirely separate from, and shall not affect, the your pension rights and terms of employment and, in particular (but without prejudice to the foregoing), if you shall cease for any reason (including your wrongful dismissal) to be employed by or hold office with the Company or an Affiliate you shall not be entitled by way of compensation for loss or otherwise howsoever, to any sum or benefit to compensate you for the loss of any right or benefit under the Plan.

  9.
  NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt.

  10.
  GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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APPROVED SECTION OF THE INHALE THERAPEUTIC SYSTEMS, INC. 2000 NON-OFFICER EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT(1) (NONSTATUTORY STOCK OPTION)